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                                                                   EXHIBIT 10.11

                                                   Lance, Inc.
                                                   P.O. Box 32368
[LANCE LOGO]                                       Charlotte, NC 28232 2379 USA
                                                   Phone 704 554 1421


                                 October 6, 1998



Mr. Scott C. Lea
Charlotte, North Carolina

               Re:           Chairman of the Board

Dear Scott:

               This letter is to acknowledge the substantial contributions of time and energy you have made to Lance, Inc., its stockholders and employees, in your role as Chairman of the Board and to confirm the additional compensation approved by the Board of Directors at its meeting on October 6, 1998.

               Since you have provided substantially more consulting services since early 1996 than originally contemplated by the letter agreement of April 19, 1996 and you have agreed to serve for the full three-year term contemplated in that letter, your compensation and tenure will continue as set forth in the letter agreement of April 19, 1996 and the attachment to that letter as well as with the additional amounts set forth in the attachment to this letter.

               For the purposes of your additional incentive compensation described in the attachment to this letter, the mean price of Lance Common Stock on April 17, 1998 is $20.875 per share.

               If you concur that this letter, together with the attachment, correctly describes our arrangement, please so indicate in the space provided below on the enclosed copy of this letter and return it to me.

               On behalf of the Directors, stockholders and employees of Lance, Inc., we appreciate and are grateful for your service as Chairman of the Board.

                                Very truly yours,

                                s/ Paul A. Stroup, III

                                Paul A. Stroup, III
                                President

Agreed:

s/ Scott C. Lea
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Scott C. Lea



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                                   Lance, Inc.

                       Chairman of the Board Compensation

               1. The Chairman of the Board of Directors (as non-executive chairman) of Lance, Inc. (the Company) will continue to receive the fee and incentive compensation on the terms and conditions set forth in the letter agreement dated April 16, 1996 and the attachment thereto.

               2. Upon completion of the three year term as Chairman of the Board, the Chairman of the Board will be paid a cash bonus of $162,000.

               3. As additional incentive compensation, the Chairman of the Board will be paid $25,000 for each 1% that the Highest Average Sales Price (as defined below) of the Company's Common Stock exceeds the mean of the high and low prices of the Common Stock on the NASDAQ Stock Market on April 17, 1998. Such incentive compensation shall be paid in one lump sum upon the earlier of
(a) three years after completion of service as Chairman of the Board or (b) a Change of Control (as defined below). For example, as the price is $20.875 and if the Highest Average Sales Price is $32, this would result in an approximately 53% increase and additional incentive compensation of $1,325,000.

               4. For purposes of determining additional incentive compensation, the Highest Average Sales Price means the higher of (i) the average of the highest sales price of the Company's Common Stock on the NASDAQ Stock Market (or a national securities exchange if the Common Stock is so listed) during four consecutive interim (quarterly accounting) periods of the Company which have the highest average sales price for the Common Stock of the Company beginning with the interim period which began on March 22, 1998 and ending with the interim period in March which is 35 months or more after the termination of service as Chairman of the Board or (ii) the average of the highest sales price of the Company's Common Stock on the NASDAQ Stock Market (or a national securities exchange if the Common Stock is so listed) for any 10 consecutive trading days during the period from April 17, 1998 until three years after the termination of service as Chairman of the Board.

               5. In the event of a Change of Control as defined in the Company's former Executive Employment Agreements, the Highest Average Sales Price shall be deemed to be the highest per share consideration paid or payable for the Company's Common Stock in connection with the transaction that results in a Change of Control. In the event the Company or its stockholders receive a bona fide, adequately financed offer or tender offer for a transaction, which could result in a Change of Control, and such offer or tender offer is or becomes available to the Company's stockholders, the Highest Average Sales Price shall be the higher of the per share consideration payable for the Company's Common Stock in connection with such offer or tender offer or the Highest Average Sales Price determined in accordance with Section 4 above.

               6. In the event that the Company through its Compensation/Stock Option Committee and its Board of Directors determines that a new agreement for service as Chairman of the Board after April 1999 is necessary and appropriate, the Company will enter into such agreement with the Chairman of the Board prior to March 1, 1999.